American Petro-Hunter Appoints New Director Lonnie McDade

WICHITA, KS — /MARKETWIRE/ — October 24, 2012 – American Petro-Hunter, Inc. (OTCBB: AAPH) (“American Petro-Hunter” or the “Company”) today is very pleased to announce the appointment of Mr. Lonnie J. McDade to the Company’s Board of Directors.

Mr. McDade is a Petroleum Engineering graduate from Mississippi State University and has served in the upstream domestic and international business for over 30 years. He began his career with Amoco Production in the Gulf of Mexico serving as both production and development engineer. Following Amoco Mr. McDade served as an area manager for an Independent in the Mid Continent, Permian, Sacramento and Rocky Mountains. Following which he joined British Petroleum serving as the Manager of Reservoir Engineering, Acquisitions, Technical Programs in Europe, UK Land and the Manager of Production and Operations on The North Slope of Alaska.

Mr. McDade also served as a consultant to the industry in both a business and technical role with clients including Schlumberger, Chevron, Nippon, Chevron/Texaco, Exxon/Mobil, EnterVest, Lukoil, Yukos, Stentificagas, Ecopetrol, PEMEX, Nuevo, Devon, and Conoco/Phillips. Mr. McDade also serves as an advisor to several private equity firms in the international market.

Mr. McDade will be immediately responsible for the Company’s ongoing acquisition review and to assist in the development of our oil and gas projects in Oklahoma.

In other related news, Mr. Dan Holladay has resigned from the Board to pursue other ventures and the Company thanks him for his services.

About American Petro-Hunter, Inc. (OTCBB: AAPH)

American Petro-Hunter is an exploration and production (E&P) company focused on the acquisition and horizontal development of the Mississippi Lime and Woodford oil formations located in Oklahoma and Kansas. The Company operates from its offices in Wichita, Kansas. Visit us at www.americanpetrohunter.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD

American Petro-Hunter, Inc.

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Robert McIntosh

President & C.E.O.

To find out more about American Petro-Hunter, Inc. (OTCBB: AAPH), visit our website at www.americanpetrohunter.com

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